October 26, 2006, Conference Call Notes

Ron DeFeo

Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today.

On the call with me this morning is Phil Widman, our Senior Vice President and Chief Financial Officer; Tom Gelston, Director, Investor Relations and Financial Planning and Analysis; Jon Carter, Vice President and Controller; and available to answer your questions will be several members of our operating team including Colin Robertson, Executive Vice President of Operations; Tim Ford and Bob Wilkerson for Terex Aerial Work Platforms; Rick Nichols for Terex Materials Processing & Mining; Fergus Baillie for our Terex Construction product line; Steve Filipov for Terex Cranes operations; and Chris Ragot for our Roadbuilding and Utilities businesses.

As has been our tradition, I will make some initial overview comments, then Phil will provide you with a specific summary of financial performance, then I will return to give some commentary comments on individual segment performances. We will then open it up for your questions. I ask you to limit your questions to one and then a follow-up in an effort to get to everyone.

A replay will be available shortly after the conclusion of the call and can be accessed until Thursday, November 2, 2006 at 5:00 p.m., Eastern Time. To access the replay, please call (800) 642-1687 or for participants internationally (706) 645-9291 and enter conference id number 8548092.

So let me begin -

Overall we had a terrific third quarter. Performance was led by our Aerial Work Platforms business, but also we had excellent performance from our Terex Cranes and Materials Processing & Mining businesses. Our Construction business did lag and our Roadbuilding and Utility business had moderate performance but on expectation.

Terex, as a company, is stronger than ever. We are improving in many areas but we have tremendous opportunities still in front of us. The earnings we have been able to achieve reflect the hard work of all of the Terex team members and I thank them for a great job. Phil will cover the specific details, but we exceeded our own aggressive expectations in this quarter. And as we look to the fourth quarter, we expect to have a strong quarter, and while I won’t give 2007 guidance yet, we are very optimistic about our 2007 business at this point in time.

If you’ll indulge me I would like to reflect upon the three-year goal that we established in the beginning of 2004 that’s coming to an end this year. As you know, we achieved a greater than $6 billion revenue level in 2005 versus our goal of “Six in ‘06” and this year’s revenue will be about $7.5 billion – frankly, a remarkable achievement given the fact that very little of this revenue comes from any acquisition. Furthermore, we are on course to achieve our 10% operating margin in 2007, and we will have achieved a substantial margin improvement this year, and operating margins of over 10% took place in both the second and the third quarters of this year. The resulting earnings per share exceeded even our highest expectations when we set this goal up in 2004. We have benefited from a strong market, a series of successful improvement initiatives around the Company, and the support of many of our customers that strongly value the products and services we provide. The Terex franchise, albeit young, is improving, but there are a lot of areas to build, including better supply chain, better distribution and additional lean process implementations. We are encouraged by these prospects as we look forward. A number that I would particularly like to highlight is our return-on-invested capital number of over 33% for the 12-month period ending September 30, 2006. That was a number we could have only have dreamed about, even though we did articulate a mid-30s% ROIC goal in early 2004. So now let me turn to Phil, who will cover this as well as a number of other financial performance measures as he reviews the quarter in more depth. I’ll return in a few minutes to discuss some of our operations.

Phil Widman

Thanks Ron, and good morning.

Before I begin, let me remind you that we will discuss expectations of future events and performance of the Company on today’s call, and that such expectations are subject to uncertainties related to macroeconomic factors, interest rates, governmental actions, and other factors. A fuller description of the factors that affect future expectations is included in the press release and our other public filings. I encourage you to read them.

It is important to highlight that our third quarter release provides results and guidance on a U.S. GAAP basis.  Non-GAAP terms used in the document are italicized to indicate their inclusion in a glossary of terms at the end of the press release, including where appropriate a financial table showing supporting calculation.  Lastly, as we previously reported guidance on a different basis, we have provided information relating to certain large items included in the periods covered to aide in your analysis of the Company’s performance.

We had a solid third quarter, with continued top line growth, broad based margin improvement, cash flow generation and debt reduction. The outcome of this performance, as Ron mentioned, is reflected in our attainment of 33% Return on Invested Capital for the trailing twelve months. This level is consistent with our goal to deliver returns expected from diversified industrial companies, as we already exceed those delivered by the large machinery businesses.

We reported net income of $101 million or $0.98 per share compared to $51.9 million, or $0.51 per share, in the third quarter of 2005. The 2006 figure includes an $0.11 per share impact for the early extinguishment of $200 million of the 10 3/8% senior subordinated notes and $0.07 per share impact for the loss on disposition on the Tatra business. Third quarter 2006 net sales increased 27% to $1.9 billion, compared to $1.5 billion in the comparable 2005 period, as we continue to improve manufacturing throughput to meet the increasing customer demand.

Gross profit increased to $367 million for the third quarter of 2006 from $240 million, with gross margin improving from 16.1% to 19.3%, reflecting the impact of both volume leverage and pricing realization over the prior year.

SG&A expenses increased to $176 million from $137 million for the third quarter of 2005. This results in a level of 9.3% of sales, similar to the 9.2% in 2005.

As a reminder, the level of SG&A costs year to date has increased over the 2005 period in large part due to more than $30 million of certain compensation and benefit costs, as well as stock option expenses. As previously disclosed, we would expect more than half of these costs to be unique to 2006.

Third quarter income from operations increased 86% to $191 million from $103 million in the comparable period for 2005. Operating margin increased to 10.0% from 6.9%, representing an incremental operating margin1 improvement of approximately 22% on the volume change, which reflects effects on pricing as well as volume levels.

Order backlog increased to $2,345 million, an 88% increase over year ago levels, and is down $33 million from the second quarter 2006 due to the Tatra sale and the Aerial Work Platform segment based on timing of placement of 2007 orders, this was offset by significant increases in the Cranes order intake. On a comparable basis in 2005 our backlog had gone down 6% when you exclude Tatra. This year, when you compare apples to apples, we actually increased by 3%.

We continue to improve our capital structure as gross debt was reduced by $264 million in the quarter, which included the redemption of $200 million of 10 3/8% senior subordinated notes during the quarter. Net debt2 decreased by $207 million to $364 million from the end of 2005 and $400 million over the last twelve months. Net debt to total capitalization for the third quarter is approximately 19%, significantly down from 40% in the third quarter 2005.

Given the continued strong demand, working capital was basically flat sequentially in the third quarter, while we improved to 19.2% of working capital as a percentage of third quarter annualized sales from last year’s level of 20.4%. We expect to improve our inventory levels as we work through the product startup issues and supplier constraints. During the fourth quarter we expect to generate between $150 to $175 million in operating cash flow less capital expenditures, dependent on the impact of continued strong demand driving the need for working capital.

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1 Incremental operating margin is defined as the year over year change in Income from operations divided by the year over year change in Net sales.

2 Net debt is calculated by subtracting Cash and cash equivalents from Debt (as defined in the October 25, 2006 Press Release).

The effective tax rate for the third quarter was 33.5%, down from 37% in 2005, mainly due to the change in estimate on certain export tax incentives as well as the mix of income by jurisdiction. We would expect the tax rate for continuing operations to be approximately 36% for the full year.

So in concluding, we delivered solid financial performance this quarter but continue to focus on achieving our potential.

With that I’ll turn it back to Ron.

Ron DeFeo

Terex Aerial Work Platforms - The financial measures for our Aerial Work Platforms business remain outstanding. Revenue in the quarter was up 40% compared with a year ago; income from operations up 93%; and our backlog was up 82% from the prior year period. We continue to have generally strong end-markets and the diversification of our business, including a growing international operation, is helping balance this business as we complete this year and plan for a strong 2007. Our telehandler business had a great year. We do expect this business to slow down a bit from its tremendous growth rate somewhat this year, particularly in North America, related to the housing softness, although we still expect a strong 2007. We have a strong new product pipeline at the AWP segment and an excellent planning process for 2007 is underway now with our customers. We do expect the fourth quarter to be somewhat slower than the second and third normally strong quarters, but this is normal and has been in our planning horizon all along and has been built into our expectations. This is the fourth year that we have owned the Genie business and while we have added a couple of product lines to this business since purchasing it in late 2002, we are very very pleased with the revenue, customer satisfaction levels, and operating margin performance of the business. The business is growing and has a lot of improvement opportunities still in front of it. I want to welcome Tim Ford, the newly-named President of this business, to the Company. You will be hearing from Tim on future conference calls. We are excited to have him as part of the team. And I want to thank Bob Wilkerson, who has built Genie from a start up company 35 years ago to what it is today. Bob has been the leader of this company for over 30 years. I think there are only a handful of people out at our AWP operations that weren’t hired under Bob’s leadership. Bob will continue to help us throughout 2007 in a number of areas where we can use both his wisdom and his guidance. Bob is a model leader.

Terex Construction - The Terex Construction business had a generally disappointing quarter. Results were mixed, with certain product categories doing well, but this was more than offset by a number of areas where we continue to struggle. Revenue was up 8%, but the operating margin was only 1.3% or $5 million of income. As I have historically mentioned, this is a year where we have introduced a number of new products, and at this point in time we are still somewhat behind schedule on these new product introductions. Getting our production rates up to acceptable levels is our near-term goal. Supplier constraints, particularly with our Atlas brand, combined with some of our own internal production issues, have limited the effectiveness of these launches, particularly in the third quarter, which is typically a slow quarter for our European operations anyway due to vacation periods. The UK market also showed some significant weaknesses in a couple of product categories and we had some bad debt expense and inventory charges associated with our excavator line that were unanticipated.

As many of you know, I have historically stated that this business would improve both in the short term but also take a longer period of time to realize some of the results of the activities that are underway. I feel we are learning what it takes to compete in this segment, despite the short term setbacks. The new excavator product line we have introduced has gotten excellent customer acceptance, but we are way behind schedule. The markets have remained fairly positive in Europe, which is where we have reasonable market positions and backlogs on these new products. We have also introduced aggressive promotion programs in some markets to begin building share. We have made a number of investments in China, which in the short term cost us, but in the longer term will pay dividends. We are lastly continuing to develop a more consolidated distribution strategy, which we will report on in more detail in 2007.

And now I’d like to turn to Terex Cranes. We had an excellent quarter, with revenue up 48% from the prior year, 41% excluding the China acquisition, and operating income about three times last year’s level with a 9.1% operating margin compared with last year’s 4.3%. The backlog in this business is frankly too high at over $1 billion, which only suggests that we are disappointing some customers because we cannot get them our products fast enough. We had a good performance from our new operations in China, the Sichuan Changjiang Engineering Crane Company, and we are excited to be participating in this - the world’s largest crane market.

The lean initiatives underway in North America and Europe are paying dividends for us, we are continuing to stand behind our products, and as mentioned in the press release, our operating results were also negatively impacted by a retrofit program on two models of our all-terrain crane line. We took this charge in the quarter. Our main challenge in this business is to get production rates up and to continue to put our customers first and get them the products they want as fast as possible.

Let me briefly discuss our Terex Materials Processing & Mining Segment. Revenues were up 20% in this segment at $404 million, and we had an excellent operating profit performance at $48.6 million, or a margin of 12% of revenue. This compares with last year’s margin of 9.8%. Our performance was fairly well balanced across our primary product lines - hydraulic excavators manufactured in Dortmund, Germany; mobile crushing & screening product lines; and the mining trucks and mining drills. We continue to see strength from this customer base as the fundamentals of the mining business remain strong and our customers’ requirements for future products in 2007 and beyond continue to be quite encouraging. We see rising demand for energy and growth in emerging markets as the keys to driving the need for more mining and infrastructure related products.

Next, the Terex Roadbuilding, Utility Products and Other Segment had a revenue increase of 16% from the prior year level and a nice operating income improvement, although off a very small base. This business has shown improvements, with the exception of our concrete mixer truck business, which we expect will slow down as a direct result of the North American housing related slowdown. Our Roadbuilding business has solid trends and we expect this to carry forward, and our Utility business also has solid trends, and our lower margin distribution business, which is contained within our Utility business, is being restructured in a number of areas to lower costs and improve the efficiency and customer service for 2007. Lastly, we had historically reported Tatra in this segment, which is now presented as a discontinued operation.

Regarding our outlook, we are past the upper end of previous guidance on EPS as we essentially beat the street in the quarter by a margin of about $0.22 per share excluding the debt retirement and Tatra costs. Given the traditional seasonality of all of our businesses, we have chosen to leave the fourth quarter pretty much alone. Furthermore, since we have moved to try to give GAAP guidance, whereas previously we provided guidance on an adjusted basis, we felt it best to let this settle into our estimates versus trying to perfectly forecast the quarter, which we have historically not done anyway. The primary message is the underlying strength of our business is very solid. This will be good for the fourth quarter and good for 2007 as well. We are entering our final phase of 2007 planning so it really is too preliminary to provide you with any details. We will do this in February as we normally do.

Finally, I’d like to make a couple of summary comments. Terex Corporation is maturing but far from mature. We have wide variances in our business. Those businesses that have implemented lean and strong customer focused initiatives for the longest periods of time have our best margins and those that are early on in the process have our most challenging margins. As a general rule, we are a Company that is strongly aligned with non-residential construction and global infrastructure development. A strong majority of our business is outside of North America. Our European business ships all over the world to developing markets, the Middle East, Asia and Latin America. Our Mining business, at 21% of our revenue, underpins our solid outlook. Our Cranes business, which has historically been a late cycle business, has several years of potential to develop and our operating margins will only get better here. Our Aerial Work Platforms business has been a tremendous contributor and we expect another strong North American market in 2007 and an even stronger rest of the world business from this segment. And we expect our Construction business at 20% of our revenue to improve, but at a moderate rate. Here we will continue to build the fundamentals for long term success.

The whole Company is benefiting from integration initiatives on supply chain, distribution, business systems, human resource planning and new product development processes. These are all part of the Terex Business System that we began in 2005 and, frankly, we started the process in 2004 of changing from an acquisition holdings company to an operating company and we are still in the early stages in that transition.

So while I expect there will be bumps on the road and a few potholes that we end up in, my outlook remains very strong and very positive for both the near term and the moderate term on these businesses. We have a good Company, trending toward a great Company longer term. We have lofty goals and aspirations that for now we’ll keep to ourselves, but we will work on the foundations that will allow us to determine whether or not these goals and aspirations have the right foundation. With that, I’d like to open it up to your questions. Thank you.

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